                                                                     EXHIBIT 5.1



                                   Law Offices
                            KELLEY DRYE & WARREN LLP
                           8000 Towers Crescent Drive
                                   Suite 1200
                             Vienna, Virginia 22182
                            Telephone (703) 918-2300

                                December 5, 2001

Board of Directors
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370

     Re: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to an aggregate principal amount of $25,773,200 Junior Subordinated Debentures (the "Junior Subordinated Debentures") of Independent Bank Corp., a Massachusetts corporation (the "Corporation"), up to an aggregate liquidation amount of $25,000,000 of Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of Independent Capital Trust III, a business trust created under the laws of the State of Delaware (the "Issuer"), and the Guarantee with respect to the Trust Preferred Securities (the "Guarantee") to be executed and delivered by the Corporation for the benefit of the holders from time to time of the Trust Preferred Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of such examination, we are of the opinion that, when:

          (i) the Registration Statement relating to the Junior Subordinated Debentures, the Trust Preferred Securities and the Guarantee has become effective under the Act;

          (ii) the Guarantee Agreement relating to the Guarantee with respect to the Trust Preferred Securities of the Issuer (which is governed by the law of the State of New York) has been duly executed and delivered;

          (iii) the Junior Subordinated Debentures have been duly executed and authenticated in accordance with the Indenture (which is governed by the law of the State of New York) and issued and delivered as contemplated in the Registration Statement; and

          (iv) the Trust Preferred Securities have been duly executed in accordance with the Amended and Restated Declaration of Trust of the Issuer (which is governed by the law of the State of Delaware) and issued and delivered as contemplated in the Registration Statement, the Junior Subordinated Debentures and the Guarantee relating to the Trust Preferred Securities of the Issuer will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We understand that you have received an opinion regarding the Trust Preferred Securities from Richards, Layton & Finger, P.A., special Delaware counsel for the Corporation and the Issuer. We are expressing no opinion with respect to the matters contained in such opinion.

     Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,


                                       /s/ Kelley Drye & Warren LLP
                                       KELLEY DRYE & WARREN LLP